  As filed with the Securities and Exchange Commission on December 21, 2000
                                                      Registration No. 333-40970
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            OXIS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                 94-1620407
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)               Identification Number)

                                --------------

                        6040 N. Cutter Circle, Suite 317
                          Portland, Oregon 97217-3935
                                 (503) 283-3911
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                 JON S. PITCHER
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            OXIS INTERNATIONAL, INC.
                        6040 N. CUTTER CIRCLE, SUITE 317
                          PORTLAND, OREGON 97217-3935
                                 (503) 283-3911
(Name, address, including zip code and telephone number, including area code of agent for service)

                                --------------

                                   Copies to:
                               GEORGE C. SPENCER
                                TONKON TORP LLP
                        888 S.W. 5TH AVENUE, SUITE 1600
                             PORTLAND, OREGON 97204
                                 (503) 802-2014

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

                                --------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
Title of each class of securities to be registered     Amount to be       Proposed maximum      Proposed maximum       Amount of
                                                        registered         offering price           aggregate      registration fee
                                                                              per unit           offering price
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                      4,285,847 (2)(3)           $1.94 (1)         $8,314,543 (1)       $2,195.04 (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                         74,156                  $0.64 (5)         $   47,460 (5)       $   12.53
-----------------------------------------------------------------------------------------------------------------------------------
Totals                                              4,360,003 (2)(3)               --            $8,362,003 (1)(5)    $2,207.57
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, and based on the high and low prices as reported on the Nasdaq National Market as of June 29, 2000.

(2) Includes 2,908,898 shares of common stock issuable upon exercise of outstanding warrants.

(3) This Registration Statement also covers such indeterminate number of additional shares as may be issuable pursuant to Rule 416 as a result of anti-dilution adjustments.

(4)  A fee of $2,195.04 was paid on July 7, 2000.


(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, and based on the high and low prices as reported on the Nasdaq National Market as of December 18, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. These + + securities may not be sold until the registration statement filed with the + + Securities and Exchange Commission is effective. This prospectus is not an + + offer to sell these securities and it is not soliciting an offer to buy + + these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             PRELIMINARY PROSPECTUS

                            OXIS INTERNATIONAL, INC.


              4,360,003 Shares of Common Stock ($0.001 par value)


                            ------------------------

The Offering:

     Shares of common stock offered by selling stockholders. . . . . . 4,360,003

     Offering Price. . . On_____, 2000, the closing sale price of OXIS common stock on the Nasdaq Stock Market was $____ per share.

     Nasdaq National Market Symbol. . . . . . . . . . . . . . . . . . . . . OXIS

    The Company will not receive proceeds from these sales of common stock.

 Our common stock involves a high degree of risk.  See "Risk Factors" beginning on page 3


                            ------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


        The date of this prospectus is _________________________, 2000.

                               TABLE OF CONTENTS

                                                                           Page
PROSPECTUS SUMMARY........................................................    1

RISK FACTORS..............................................................    3

RECENT DEVELOPMENTS.......................................................   10

DIVIDEND POLICY...........................................................   12

DESCRIPTION OF OUR COMMON STOCK...........................................   12

DESCRIPTION OF WARRANTS GRANTED IN 2000...................................   12

SELLING STOCKHOLDERS......................................................   13

PLAN OF DISTRIBUTION......................................................   15

LEGAL MATTERS.............................................................   16

EXPERTS...................................................................   16

INDEMNIFICATION...........................................................   16

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about OXIS, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements.

                                      OXIS


     OXIS is a drug development and discovery company that develops novel products to combat diseases caused by oxidative stress. Oxidative stress occurs when the number of free radicals exceeds the capacity of the human body's antioxidant defense system to neutralize and eliminate them. Free radicals are highly reactive, unstable molecules that are "free," or available to react with molecules that make up the cells of the body. Some free radicals result from naturally occurring processes: As the body uses oxygen to generate energy, free radicals are created as metabolic by-products. In addition, the level of free radicals in the body is increased by a number of different factors. These factors include cigarette smoke, excessive alcohol consumption, air pollutants, as well as ultraviolet and other radiation. Free radicals combine with the molecules of the body's cells, in a reaction known as oxidation. This damages the cells, and prevents them from functioning normally.

     Oxidative stress has been implicated in a growing list of human diseases, including heart disease, Parkinson's disease, Alzheimer's disease, cataract formation, skin cancer, inflammatory bowel disease and other inflammatory diseases. Oxidative stress is also thought to contribute to the aging process.

     OXIS recently completed a clinical trial of its lead therapeutic drug candidate, BXT-51072, in 20 patients with inflammatory bowel disease. We plan to initiate a further trial for this drug candidate. We are also moving forward with our other two therapeutic classes in the antioxidant area.

     OXIS also sells fine chemicals, reagents and medical instruments.

     OXIS operates as a holding company with two principal subsidiaries. All of our drug development activities are carried out by our wholly-owned subsidiary, OXIS Therapeutics, Inc. All of our commercial activities are carried out by our wholly-owned subsidiary, OXIS Health Products, Inc. OXIS Health Products, Inc. manufactures and sells fine chemicals, reagents and medical instruments.

     We previously announced plans to sell or spin-off to our stockholders OXIS Health Products, Inc. and other assets that are not used for pharmaceutical development. However, in connection with recent changes in senior management, we are reconsidering that earlier decision. Unless our Board of Directors decides otherwise, we currently plan to continue the operations of OXIS Health Products, Inc.

     Our mailing address is: 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217-3935. Our telephone number is (503) 283-3911.

                                 This Offering

     We are registering 4,360,003 shares of our common stock for resale by certain selling stockholders. This amount includes 1,376,949 shares sold to investors in a private placement during March and April 2000 that were exempt from the registration requirements of the Securities Act of 1933, as amended. The shares we are registering also include 2,908,898 shares that are issuable to investors that received common stock purchase warrants from us in the same private placement. These warrants give those investors the right to purchase shares of our common stock at prices ranging from $4.92 to $7.13 per share. These warrants expire at different times between February 23, 2001 and April 6, 2005. The balance of the shares we are registering were issued to a stockholder in a private placement during November, 2000 that was exempt from the registration requirements of the Securities Act. The warrants are collectively referred to as the "warrants," the investors are collectively referred to as the "selling stockholders" and the shares issued or issuable to them are referred to as the "selling stockholder shares." We are registering the selling stockholder shares pursuant to our agreements with the selling stockholders.

     Commencing on the effective date of this prospectus, the selling stockholders may, from time-to-time, sell, transfer or pledge their selling stockholder shares directly to purchasers, transferees or pledgees. The selling stockholders may also offer their selling stockholder shares through agents, brokers, dealers or underwriters who may receive compensation in the form of commissions or discounts. We anticipate that the selling stockholders will offer the selling stockholder shares either on the Nasdaq Stock Market, in privately negotiated transactions, or by both methods. We expect the price for the selling stockholder shares to be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price. Prior to selling any of their shares, the selling stockholders must satisfy the prospectus delivery and other requirements of the Securities Act.


                                Use of Proceeds

     We will not receive any proceeds from the sale of our common stock by the selling stockholders in the offering. We will receive a maximum aggregate amount of $18,120,908 upon issuance of common stock if all of the warrants are exercised. However, we cannot ensure that any warrants will be exercised. We intend to use any proceeds we receive from the exercise of the warrants for working capital and general corporate purposes, including licensing chemical compounds, acquisitions and other business combinations if suitable opportunities arise, and the repayment of outstanding indebtedness.

                                  RISK FACTORS

  Before you invest in our common stock, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. The following risk factors are all of the material risk factors that our management is aware of at this time. Future filings may supplement these risk factors.

We are Currently Involved in Litigation

  In December, 1997 we acquired Innovative Medical Systems, Inc. We have filed a lawsuit against the former majority shareholder of Innovative Medical Systems. We believe that the former majority shareholder misrepresented the inventory, receivables, and customers of Innovative Medical Systems to us in the transaction. Consequently, we have claimed the right to set-off shares of stock that we would otherwise be obligated to pay to the former majority shareholder.


     In response to our lawsuit, the former majority shareholder of Innovative Medical Systems filed a counterclaim against us claiming that he is immediately entitled to past and future payments under the acquisition agreement of more than $3.5 million in cash. The former majority shareholder of Innovative Medical Systems also claims that we breached the employment agreement we entered into with him and that we wrongfully refused to pay certain loans and remove him from guarantees on other loans.

     We believe that our claims have merit and that the counterclaims are without merit. However, if we ultimately lose on the counterclaims, we may not have adequate cash to satisfy this judgment.

Our Stock May Be Delisted From the Nasdaq National Market System

     Nasdaq notified us on December 14, 2000 that because the minimum bid price of our stock has remained under $1.00 for 30 consecutive trading days, our stock does not currently meet Nasdaq's requirements for continued listing on the Nasdaq National Market System. Consequently, if the bid price of our stock is not at least $1.00 for ten consecutive trading days before March 14, 2001, our stock will be delisted from the Nasdaq National Market System. If our stock is delisted from the Nasdaq National Market System, we believe our stock would then be traded on the less desirable over-the-counter market, which would be less beneficial to the Company.

     As we discuss below, we need additional financing within the next twelve months. It will be more difficult for us to raise additional financing in the future if our stock is delisted from the Nasdaq National Market System, particularly if our stock is then traded on the over-the-counter market. Delisting from the Nasdaq National Market System could also adversely affect the market price and liquidity of our common stock.

Risk Factors Applicable Primarily to OXIS Therapeutics, Inc.
------------------------------------------------------------

We Have a History of Losses and We Expect to Incur Future Losses

  We have incurred losses in each of the last five years and expect to incur operating losses for the foreseeable future. As of September 30, 2000, we had an accumulated deficit of $52,938,000. The report of our independent auditors on our financial statements for the period ended December 31, 1999 included an explanatory paragraph referring to a substantial doubt about our ability to continue as a going concern. We expect to incur significant operating losses as we continue our research and development programs. Our research and development expenses will increase as we expand our preclinical and human clinical testing. Consequently, our losses are likely to increase from quarter-to-quarter as we expand our research and development activities. Further, if our Board of Directors decides to sell OXIS Health Products, Inc., we will no longer have revenues from sales of products.

  Our ability to achieve profitability and positive cash flows from operations will depend, in part, on our successfully developing business alliances with biotechnology or pharmaceutical companies that have the resources needed to develop and market our potential pharmaceutical products. We have not yet developed business alliances with any biotechnology or pharmaceutical companies. We cannot be certain that we will ever achieve profitable operations.

We Will Need Additional Financing Within the Next Twelve Months

     We believe that the capital we raised in the first half of 2000 will allow us to continue our planned research and development programs through late 2001. If we are unable to raise additional capital by this time, we may have to cease or curtail our operations, which would delay or prevent the development and marketing of our potential pharmaceutical products. We anticipate expending significant capital resources in product research and development, including human clinical trials.

Our Success Depends on Our Research and Development Stage Products

     Our success as a pharmaceutical development company depends on potential products that we are researching and developing. We have not yet generated material revenues from selling or licensing any of the pharmaceutical products we are currently developing. We have completed the preclinical work for one potential new therapeutic product, BXT-51072, and have commenced clinical trials in patients with inflammatory bowel disease. We cannot be certain that the clinical trials for this product will have positive results. Further, even if clinical trials for BXT-51072 are completed, it may not receive approval for marketing from the FDA or regulatory authorities in other countries. Successfully developing our products depends in part on receiving regulatory approvals and on our ability to market our products once they are approved or to license the products to other companies.

We May Be Unable to Protect Our Technology

     Our success depends largely on our proprietary products and technology. While we have attempted to protect our proprietary products and technology through patents and trade secrets, our competitors may be able to develop similar products and technology independently. We cannot be certain that the claims allowed on any of the patents we do have will be sufficiently broad to protect our products and technology. In addition, any patents we have may be challenged, invalidated or circumvented.

     Others may allege that we have infringed on their patent rights. The costs of litigation or damages from any infringement claim might have a significant adverse effect on us. Also, we might not be able to license the patents or technology necessary to develop our business on reasonable terms.

We May Not Be Granted Patents On Our Pending Applications

          We currently have five patents pending before the Patent and Trademark Office. We cannot be certain that we will receive patents on our pending applications or that the claims allowed on any of our pending patents will be sufficiently broad to protect our products and technology. If our pending patents are not granted, or if the claims allowed are not sufficiently broad, the products that we plan to produce may not be adequately protected. Our competitors may then be able to copy our products, and consequently reduce our share of the market and the prices we can charge for these products.

Government Regulation May Limit Our Ability to Sell Our Products

     As with other companies in our industry, our preclinical development, clinical trials, product manufacturing and marketing are subject to federal and state regulation in the United States and other countries. Clinical trials and product marketing and manufacturing are subject to the rigorous review and approval processes of the United States Food and Drug Administration and foreign regulatory authorities. Obtaining FDA and other required regulatory approvals is lengthy and expensive. Typically, obtaining regulatory approval for therapeutic products requires the expenditure of substantial resources and takes several years. Preclinical studies must be conducted in conformance with FDA regulations. Clinical trials must also be performed in compliance with FDA regulations and may require large numbers of test subjects, complex protocols and possibly lengthy follow-up periods. As a result, our products may never receive approval for commercial sale.

     We have completed a Phase IIA clinical trial of BXT-51072 in patients with inflammatory bowel disease. Before BXT-51072 can receive FDA approval for commercial sale, we must complete larger Phase IIB and Phase III clinical trials. Even upon completion of these clinical trials, we cannot be certain that we will receive FDA approval for BXT-51072.

Our Products Expose Us to Potential Liability

     The testing, marketing and sale of human therapeutic products entails significant risks. Using therapeutic products in human trials and selling these products following regulatory approval may expose us to liability claims. These claims might be made directly by consumers or others. We have only limited insurance for our clinical trials. We may not be able to maintain adequate insurance to protect us against liabilities that may be incurred as a result of clinical trials or use of our products. Based on our experience, we believe that our coverage is currently adequate, but we are not able to predict what future claims may be made.

Our Use of Hazardous Materials Exposes Us to Potential Liability

     We use hazardous materials, radioactive compounds and other controlled substances in our research and development activities. Radioactive compounds used in preclinical studies of our potential therapeutic products are generally manufactured and administered by contractors working on our behalf. Other hazardous materials, radioactive compounds and controlled substances are used by technicians in our OXIS Health Products laboratory. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident involving hazardous materials, we could be held liable for any damages that result. This liability could exceed our resources.

We Are In a Highly Competitive Business

     The pharmaceutical industry is highly competitive. Competition in our current and potential product areas from large pharmaceutical companies, and other companies, universities and research institutions, is intense and expected to increase. Many of these entities have substantially greater capital resources, research and development staffs, facilities and experience than we do. These and other entities may have or may develop new technologies that may be the basis for products that compete with ours.

     We believe that we are a leader in the development and sale of reagents and assays for markers of oxidative stress. Although there are currently a limited number of competitors for our assays to measure markers of oxidative stress, significant competition may develop. Many companies compete with us in the equipment manufacturing business. Some of these competitors are substantially larger, with greater capital resources, larger facilities and more experience than we have.

     Any potential products that we successfully develop will have to compete for market acceptance and market share. We expect the relative speed with which we can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of product to the market to be important competitive factors. Our competitors may develop technologies and products that are more effective than those we are developing. In addition, our competitors may achieve product commercialization or patent protection before we do.

Our Stock Price May Fluctuate Significantly

     The market price for our common stock is volatile. The market price of our common stock may significantly fluctuate because of any of the following events:

     . announcements of technical innovations or new products by us or our competitors;

     .  a change in the status of one or more of our licensing agreements;

     .  developments concerning our patent rights or those of our competitors;

     .  litigation;

     .  publicity regarding medical results with our products being developed;

     .  regulatory developments;

     . public concern about the safety of biotechnology or pharmaceutical products; or

     .  announcement of our financial results.

     Furthermore, due to one or more of the foregoing or other factors, our results of operation in any future quarter may not meet the expectations of securities analysts or investors. In such event, the market price of our common stock could be materially and adversely affected. In addition, the stock markets have recently experienced significant price and volume fluctuations seemingly unrelated to the performance of individual companies.

We Have a Significant Number of Options and Warrants Outstanding Which May Depress Our Stock Price

     As of November 10, 2000, we had 9,370,677 shares of common stock outstanding. Approximately 1,292,000 shares of common stock are reserved for issuance under our 1994 Stock Incentive Plan. In October 2000, our Board of Directors authorized an amendment to the 1994 Stock Incentive Plan, increasing the number of shares subject to the plan by 885,000. This increase was approved on December 12, 2000. We have options and warrants outstanding to purchase a total of 7,547,191 shares of common stock, of which, options to purchase 1,900,231 shares have been granted pursuant to the 1994 Stock Incentive Plan. Outstanding options include options to purchase 741,112 shares of common stock that are subject to stockholder approval of the proposed amendment to the 1994 Stock Incentive Plan.

     Pursuant to a registration statement on Form S-8 filed with the SEC, we have registered for resale all of the shares of common stock under the 1994 Stock Incentive Plan and 7,000 additional shares subject to other options. These shares may now be sold into the public securities markets upon issuance under the 1994 Stock Incentive Plan or exercise of the options outside of the 1994 Stock Incentive Plan. Future sales of common stock in the public securities markets, including sales pursuant to this prospectus, may cause substantial fluctuations, including substantial price reductions, in the price of our common stock over short time periods.

Conversion of our Outstanding Preferred Stock Will Dilute Our Outstanding Common Stock

     We have outstanding shares of Series B and C preferred stock. The Series B preferred stock is convertible into common stock at a rate of one share of common stock for each five shares of Series B preferred stock. The Series C preferred stock is convertible into common stock based on a percentage of the prevailing trading price of our common stock at the time of conversion. We must issue up to a maximum 261,476 shares of common stock on conversion of our preferred stock. The conversion of the outstanding shares of our preferred stock will dilute our issued and outstanding common stock.

Certain Entities Own a Significant Percentage of our Voting Securities and Thus May Be Able to Control the Outcome of Shareholder Votes

     The following table shows the percentage ownership of our voting securities held by our four largest stockholders, and our former Chairman, Mr. Rogers, as of September 30, 2000. The percentage of voting securities held is calculated as if any convertible preferred stock held by the stockholders shown below had been converted into common stock and any options or warrants held by them had been exercised.

                                         Percent of voting
           Stockholders                  securities held
           ------------                  -----------------

           Pictet & Cie                         25.6%

           Teachers Pension Fund of Berne       14.9%

           Credit Suisse Asset Management Funds  9.4%

           S.R. One, Limited                     6.1%

           Ray R. Rogers                         2.6%

          Our largest stockholders can significantly influence the outcome of matters submitted to our stockholders for approval. As a result, certain transactions, including the election of directors, and any merger, consolidation or sale of all or substantially all of our assets, may not be possible without the approval of these stockholders.


Risk Factors Applicable Primarily to OXIS Health Products, Inc.
---------------------------------------------------------------

We Currently Depend on Others to Manufacture Components of Our Products

     Our subsidiary, OXIS Health Products, Inc., depends on outside suppliers to manufacture components of our products. Independent third parties also produce some of our products, and raw materials used in our products. We depend on these third parties to produce products, supply quality materials and to deliver them in a timely manner. We depend on these manufacturers to achieve acceptable manufacturing yields and to allocate to us a sufficient portion of their capacity to meet our needs. During the three years ended December 31, 1999, we had sales of superoxide dismutase totaling $3,689,000, approximately 21% of our revenues for the period. Diosynth B.V., a Dutch contract manufacturer and an affiliate of AKZO-Nobel N.V, manufactures superoxide dismutase for us. If Diosynth were unable or unwilling to continue manufacturing superoxide dismutase for us, we might not be able to find another supplier and would be unable to continue selling superoxide dismutase.

We are Currently Exposed to Foreign Currency Fluctuation and Foreign Tax Laws

     Our French subsidiary (now mostly inactive) and U.K. subsidiary have conducted virtually all of their non-U.S. business in currencies other than the U.S. dollar. Unless we sell OXIS Health Products, Inc., we expect to continue to buy all and sell the majority of our superoxide dismutase in a foreign currency. Other than buying and selling bulk superoxide dismutase in a single currency, we do not limit our foreign exchange risk. Accordingly, foreign currency fluctuations may affect our earnings and asset valuations.

     We may be affected by laws regarding our ability to repatriate foreign profits, if any, and by foreign tax laws, as well as by fluctuating tax rates and changes in international tax treaties. Foreign tax laws and changes in those laws may have a material adverse impact on our operations.

We Currently Depend on International Sales

          Unless we sell OXIS Health Products, Inc., we expect that international sales will continue to account for a substantial portion of our revenues. Sales to customers outside the United States as a percentage of our total revenues were 61% in 1997, 35% in 1998 and 31% in 1999. Our business in foreign markets is subject to fluctuations in foreign currency exchange rates and controls and other regulatory policies of foreign governments. Our business could also be affected by changes in U.S. or foreign laws and policies concerning foreign trade and investment.

Forward Looking Statements
--------------------------

You Should Not Rely on Our Forward-Looking Statements

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act. In particular, statements in this prospectus about the following involve risks and uncertainties:

     .  our future operating results and business plans;

     .  our successful development of therapeutic products;

     .  entering into strategic partnerships; and

     .  raising capital.

     Our actual results could differ materially from those we discuss in this prospectus. Factors that could cause or contribute to such differences include the risks discussed in this Risk Factors section, as well as those discussed elsewhere in this prospectus. When used in this prospectus, the words "believes," "plans," "expects," "anticipates," "estimates" and similar expressions, identify forward-looking statements. We do not intend to update any forward-looking statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's public reference facilities at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the SEC are also available on the SEC's web site at http://www.sec.gov.

     In addition, our common stock is quoted on the Nasdaq National Market under the symbol "OXIS" and reports, proxy statements and other information concerning us may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006. Our shares of common stock are also traded in France on Le Nouveau Marche, which began operations in February 1996.

     We have filed with the SEC a registration statement on Form S-3 with respect to the common stock offered under this prospectus. This prospectus is part of the registration statement on Form S-3 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about us and the common stock being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

     (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.

     (ii)  Our Current Report on Form 8-K filed with the SEC on March 23, 2000.

     (iii) Our Current Report on Form 8-K filed with the SEC on April 12, 2000.

     (iv) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 filed with the SEC on May 12, 2000.

     (v) Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 filed with the SEC on August 14, 2000.

     (vi) Our Definitive Proxy Statement on Schedule 14(A) filed with the SEC on November 9, 2000.
     (vii) Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 filed with the SEC on November 14, 2000.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering are deemed to be incorporated by reference and will be a part of this prospectus from the date they are filed. Any statement in this prospectus or in a document incorporated by reference will be modified to the extent that a statement in any subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement in this prospectus or any other earlier filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


     We will provide, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents) to any person (including beneficial owners of our securities) to whom this prospectus is delivered. You may direct your requests to OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, OR 97217-3935, telephone (503) 283-3911,
Attn: Jon S. Pitcher, Chief Financial Officer. Our website address is www.oxis.com. Information contained on our website or any other website does not constitute a part of this prospectus.

     We have not authorized any person to give any information or to make any representations in connection with the sale of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there have been no changes in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any circumstances in which such an offer or solicitation is unlawful.

                              RECENT DEVELOPMENTS



     Dr. Paul Sharpe became our Chief Executive Officer in January of 2000. Dr. Sharpe and Dr. Timothy Rodell, then the Company's Chief Scientist, presented a plan to reorganize the Company into a single focused pharmaceutical development company. Under the plan, they, together with a senior pharmaceutical industry executive, who would chair the Board, would comprise the new management team. This new team was to work with the Board in developing a plan to sell or spin-off to our stockholders OXIS Health Products, Inc. and other assets not used for pharmaceutical development.

     Concluding that this would be in the best interest of the Company and its shareholders, the Board agreed to pursue the plan, subject to the following conditions:

          First, the proposed "new management team" would have to be in place.

          Second, any and all necessary transactions would have to be effected in a manner that would satisfy all applicable requirements for the continued NASDAQ listing of the Company stock.

          Third, all fund raising necessary to finance the expanded focus on ethical pharmaceutical development would have to be completed.

     As the process moved forward and initial private placement funding was secured, it became clear that the first requirement could not be met. The contemplated senior management team was not coming together and could not be formed; notwithstanding his prior commitments the senior pharmaceutical executive could not be recruited to join OXIS, and Dr. Rodell decided to join another company. Dr. Sharpe resigned his employment effective the end of October, 2000. Dr. Sharpe and the Company are currently negotiating the final terms of his severance.

     In light of these developments, the Board concluded additional pharmaceutical experience was needed at the board and senior management levels. Accordingly, it appointed Joseph Bozman, Jr. to the Board in August, and on October 19, 2000 it promoted Mr. Bozman to the positions of Chairman, CEO and President. Mr. Bozman was Chairman and Chief Executive Officer of Amarin Corp. (formerly Ethical Holdings plc), a publicly traded pharmaceutical company.
Prior to joining Amarin, Mr. Bozman was a founder and Executive Director of SkyePharma plc, a publicly traded company that develops methods for delivering drugs in the human body. Mr. Bozman has also been President and Chief Executive Officer of MD Pharmaceutical, Inc. and International Medication Systems, Limited, both subsidiaries of Medeva plc.

     Our Board of Directors is now reconsidering its earlier deliberations to sell or spin-off assets not used for pharmaceutical development. As a result, OXIS, still a therapeutics and health products company, is currently in the process of finalizing its corporate strategy going forward.

     We entered into an Executive Separation and Employment Agreement with Ray
R. Rogers, dated as of April 3, 2000, wherein the parties agreed that Mr. Rogers would resign as the Chairman of our Board of Directors. Under this agreement, Mr. Rogers continues to serve as a member of our Board of Directors and we employ him as a salaried special advisor. Mr. Rogers' employment under this agreement is for one year and may be extended for an additional one-year period by agreement of both parties. As contemplated in the Executive Separation and Employment Agreement, Mr. Rogers resigned as the Chairman of our Board of Directors, effective June 30, 2000.

     In OXIS International, Inc. v. Joseph B. Catarious, Jr., filed March 22, 2000, we are asserting claims in the United States District Court for the Eastern District of Pennsylvania, that the former majority shareholder of Innovative Medical Systems, Inc. ("IMS") made misrepresentations regarding the inventory, receivables, and customers of IMS, when we acquired IMS on December 31, 1997 in an all-stock transaction. As a result of these misrepresentations, we have claimed the right to set-off shares of stock that would otherwise be payable to Mr. Catarious. Mr. Catarious filed a counterclaim against us (including OXIS Health Products, Inc.) on May 16, 2000 and an amended counterclaim on August 4, 2000. In his counterclaim, Mr. Catarious claims that he is entitled to past and future payments under the acquisition agreement. Mr. Catarious further claims that he is entitled to accelerate those payments, and that he is entitled to recover cash, in an amount which we now understand to be in excess of $3.5 million, rather than stock. Finally, Mr. Catarious has claimed that we have breached the employment agreement we entered into with him and that we have wrongfully refused to pay off certain loans, and/or remove him from guarantees on other loans. We believe that our claims have merit and that the counterclaims do not, but because the ultimate outcome at trial cannot be predicted with certainty we have undertaken the exploration of settlement possibilities.

                                DIVIDEND POLICY


     We have never paid or declared cash dividends on our common stock. We currently intend to retain any earnings for use in the operation and growth of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future.


                        DESCRIPTION OF OUR COMMON STOCK


     On July 14, 1998, we amended our Certificate of Incorporation to provide that the par value of each share of our common stock is one-tenth of one cent ($0.001). In addition, on the same date, the authorized number of shares of our common stock was increased to 95,000,000 shares.

     The holders of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. Holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors out of any funds lawfully available therefore and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of our preferred stock that may then be outstanding. Holders of our common stock do not have cumulative voting rights with respect to any matter.

     The transfer agent and registrar for our common stock is Boston EquiServe, L.P., Boston, Massachusetts.

                    DESCRIPTION OF WARRANTS GRANTED IN 2000

General
-------

     The following description of the warrants we issued in 2000 is only a summary of the detailed provisions of the warrant agreements entered into between us and each of the selling stockholders. Each warrant agreement was entered into in connection with our private placement that took place during March and April of 2000. In the private placement, some of the selling stockholders purchased units consisting of one share of common stock and warrants to purchase two shares of common stock. The shares of common stock purchased in the private placement were priced at the closing price of our common stock as quoted on the Nasdaq National Market on the trading day prior to the signing of each subscription agreement. The warrants were issued pursuant to the terms of the warrant agreement, and have an exercise price equal to either 125% or 150% of the per share price of the common stock sold. In addition to the common stock underlying the warrants issued to investors in the private placement, this prospectus includes common stock underlying warrants issued to our placement agents in connection with the private placement.

Number of Shares of Common Stock Issuable Upon Exercise of Warrants
-------------------------------------------------------------------

     In the aggregate, 1,376,949 shares of common stock were placed with the selling stockholders in the private placement at prices ranging from $3.9375 to $4.75 per share. Warrants to purchase 2,753,898 shares of common stock were issued to investors at exercise prices ranging from $4.92 to $7.13 per share. In addition, warrants to purchase 155,000 shares of common stock were issued to our placement agents as part of their compensation. The exercise price of the warrants issued to the placement agents is $5.94 per share. As of the date of this prospectus, none of the warrants have been exercised.

Time Period During Which Warrants May Be Exercised
--------------------------------------------------

     The warrants became exercisable immediately upon issuance. The warrants may be exercised pursuant to the terms of exercise provided in the warrant agreements until the expiration date set forth in each warrant agreement. In each warrant agreement, the expiration date is either the first, second or fifth anniversary of the issue date of the warrants issued thereunder, which dates range from February 23, 2001 to April 6, 2005.

Procedure for Exercise of Warrants
----------------------------------

     The warrant agreements provide that the warrants may be exercised, in whole or in part, at any time during normal business hours on or after their date of issuance and prior to the close of business on the applicable expiration date. The warrant agreements also provide that the warrants may be exercised by the holder thereof then registered on our books, in whole or from time to time in part by (i) delivery of a written notice to us, (ii) payment to us of an amount equal to the exercise price multiplied by the number of shares being purchased under the warrant and (iii) the surrender of the warrant. No warrants may be exercised for fractional shares.

Adjustments to the Exercise Price
---------------------------------

     The warrant agreements provide that if we subdivide our outstanding shares of common stock into a greater number of shares, declare a stock dividend or make a common stock distribution payable in common stock, the exercise price will be proportionately reduced. Conversely, if we combine our outstanding shares of common stock into a smaller number of shares, the exercise price will be proportionately increased.

     Upon each adjustment of the exercise price, the registered holder of the warrant will be entitled to purchase, at the adjusted exercise price, a proportionately increased or decreased number of shares of common stock.

     After any adjustment of the exercise price, we must give notice of the adjustment to each registered holder of a warrant. We must also give notice of certain corporate transactions to each registered holder of a warrant at least 10 business days prior to the consummation of certain transactions.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares of common stock and common stock underlying warrants held by the selling stockholders as of November 30, 2000, and which may be offered for resale pursuant to this prospectus. This table is based upon information contained on our stock and warrant transfer records and information provided by the selling stockholders. Because the selling stockholders may offer to sell all, some or none of their selling stockholder shares, we cannot provide the number shares of common stock or common stock underlying the warrants that will be held by the selling stockholders after such offering. We have, therefore, prepared the following table using the assumption that all of the selling stockholder shares will be sold. The number of selling stockholder shares that each selling stockholder may sell under this prospectus was determined pursuant to the registration rights agreements entered into between us and each respective selling shareholder, except Joseph B. Catarious Jr. and Eleanor Catarious, Bradford-Wright LLC and Credit Lyonnais Securities Europe -Switzerland AG.


                           Shares held before the offering            Shares offered for resale                     Shares
                        -------------------------------------   --------------------------------------   --------------------------
                                                                                                           held after the offering
                                                                                                         --------------------------


                                                                                                            Total           % of
                                        Shares                                    2000                      owned       outstanding
Selling                 Common        subject to                  Common        Warrant                     after          Common
stockholder (1)         Shares         warrants       Total       shares       shares (2)      Total      offering        Stock (3)
---------------         ------        ----------      -----       ------       ----------      -----      --------      -----------

Teachers Pension Fund
of Berne                558,442       1,001,884     1,560,326     443,442       886,884      1,330,326    230,000         2.40%


Bradford-Wright LLC          --           5,000         5,000          --         5,000          5,000         --             *

Joseph B. Catarious,     74,156              --        74,156      74,156            --         74,156         --             *
Jr. and Eleanor
Catarious

Centro Internationale
Handelsbank AG            33,380          55,332        88,712      10,526        21,052         31,578     57,134             *


Credit Lyonnais               --         150,000       150,000          --       150,000        150,000         --             *
Securities Europe-
Switzerland AG

Forsikrings-
Aktieselskabet Alka
Liv                     219,563         324,826       544,389     105,263       210,526        315,789    228,600         2.38%


Pictet & Cie            970,308       1,918,332     2,888,640     733,166     1,466,332      2,199,498    689,142         6.93%

William G. Seims         50,526          21,052        71,578      10,526        21,052         31,578     40,000             *

Sofinnova Capital
FCPR                     25,468          50,936        76,404      25,468        50,936         76,404         --             *


Sofinnova SA             16,979          33,958        50,937      16,979        33,958         50,937         --             *

Daniel P. Wagener
and Wanda F. Wagener
JTROS                    90,524          21,052       111,576      10,526        21,052         31,578     79,998             *


Daniel P. Wagener
TTEE
The Wagener Trust
U/A 10/6/78             132,173          42,106       174,279      21,053        42,106         63,159    111,120         1.17%
                     ===============================================================================================

Total                 2,171,519       3,624,478     5,795,997   1,376,949     2,908,898      4,360,003  1,435,994
                     ===============================================================================================

*    less than 1% of our issued and outstanding common stock.
(1) The persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned.

(2) We have reserved 2,908,898 shares of our common stock for issuance to the holders of the warrants upon exercise of the warrants.
(3) The percentages in this column are based on 9,370,677 shares of our common stock issued and outstanding on November 30, 2000. The percentages in this column assume full exercise of the warrants held by each respective stockholder.

                              PLAN OF DISTRIBUTION

     We are registering the common stock offered by the selling stockholders pursuant to the terms of registration rights agreements entered into between February 21, 2000 and March 31, 2000 in connection with the Company's private placement of common stock and warrants completed during the first half of 2000. We are also registering common stock that will be issued to our placement agents upon exercise of their warrants. In addition, we are registering common stock that we issued in November, 2000 in a private placement.

     The registration rights agreements require us to use commercially reasonable efforts to file a registration statement under the Securities Act covering the resale of the common stock within 90 days after we close the last sale of stock under the private placement. We have also agreed to: (i) use commercially reasonable best efforts to cause such registration statement to become effective, and to keep such registration statement effective for up to 180 days; (ii) prepare and file any amendments and supplements to such registration statement that may be necessary to comply with the Securities Act regarding the disposition of all securities covered by such registration statement; (iii) furnish to each holder of the registrable securities copies of a prospectus, including a preliminary prospectus, in conformity with the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of securities they own; and (iv) use commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by a majority of the holders of registerable securities.

     The selling stockholder shares offered under this prospectus may be sold from time-to-time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest. These sales may be made on the Nasdaq National Market or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The selling stockholder shares may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, short sales, exchange distributions, brokerage transactions or otherwise, or in any combination of the foregoing. We will issue common stock to the warrant holders upon exercise of their warrants, and such common stock will be registered under the Securities Act upon issuance pursuant to the terms of this prospectus.


     We are bearing the costs relating to the registration of the selling stockholder shares offered under this prospectus. We estimate the expenses of this registration will be approximately $27,000. Each of the selling stockholders will pay the cost of all brokerage commissions and discounts, and all expenses incurred by them in connection with sales of their selling stockholder shares. In connection with any transaction involving selling stockholder shares, broker-dealers or others may receive from the selling stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Such compensation shall be paid by the selling stockholders. Broker-dealers and any other persons participating in a distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

     Any or all of the sales or other transactions involving the selling stockholder shares, whether effected by the selling stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any selling stockholder shares that qualify for sale by a selling stockholder pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the selling stockholder shares may be sold by selling stockholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, the selling stockholder shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     We and the selling stockholders have agreed, and hereafter may further agree, to mutually indemnify certain persons, including, respectively, the selling stockholders and us and our officers and directors, and legal counsel as well as, respectively, persons controlling the selling stockholders and us, and the underwriters for such selling stockholders, broker-dealers or others, against certain liabilities in connection with any offering of the selling stockholder shares, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS

     Tonkon Torp LLP, Portland, Oregon, will pass upon the validity of the common stock offered under this prospectus.


                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.


                                INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

     Registration fee                                     $ 2,195
     Blue sky qualification fees and expenses               1,000
     Legal fees and expenses                               15,000
     Accounting fees and expenses                           3,000
     Miscellaneous                                          5,000
                                                          -------
                                                          $26,195

Item 15.    Indemnification of Officers and Directors.

     The Company has the power, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, to limit the liability of directors of the Company for certain breaches of fiduciary duty and, pursuant to Section 145 of the Delaware General Corporation Law, to indemnify its officers and directors and other persons for certain acts.

     The Company's Restated Certificate of Incorporation includes the following provisions:

          "A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
          Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification."

          "The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware."

     The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Article III of the Company's Bylaws provides that the Company, by action of the Board of Directors, may, to the fullest extent permitted by the General Corporation Law of Delaware, indemnify any and all persons who it shall have power to indemnify against any and all of the expenses, liabilities or other matters.

     The Company has purchased and maintains an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

Item 16.   Exhibits

     (a)  Exhibits.

        Exhibit
        Number           Description of Document
        --------         -----------------------
         4.1             Form of Common Stock and Warrant Purchase Agreement (1)

         4.2             Form of Warrant to Purchase Common Stock (1)

         4.3             Form of Registration Rights Agreement (1)

         5.1             Opinion of Tonkon Torp LLP

        10.1*            Executive Separation and Employment Agreement

        23.1*            Consent of Deloitte & Touche LLP

        23.3             Consent of Tonkon Torp LLP. See Exhibit 5.1.

        24.1             Power of Attorney  (included on signature page)


       -----------------------
       *Previously filed.

       (1) Incorporated herein by reference to the Company's Current Report on Form 8-K filed March 23, 2000

Item 17.   Undertakings

The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on December 20, 2000

                                 OXIS INTERNATIONAL, INC.



                                 By:  /S/ Joseph F. Bozman, Jr.
                                      -------------------------
                                      Joseph F. Bozman, Jr.
                                      Chief Executive Officer
                                      (Principal Executive Officer)


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ray R. Rogers and Jon S. Pitcher, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and full capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                  Title                                   Date
           ---------                                  -----                                   -----

/S/ JOSEPH F. BOZMAN, JR.         Director, Chief Executive Officer                     December 20, 2000
-------------------------------   (Principal Executive Officer)
 Joseph F. Bozman, Jr.

JON S. PITCHER*                   Chief Financial Officer                               December 20, 2000
-------------------------------   and Secretary
Jon S. Pitcher                    (Principal Financial and Accounting Officer)

TIMOTHY G. BIRO*                  Director                                              December 20, 2000
-------------------------------
Timothy G. Biro

RICHARD A. DAVIS*                 Director                                              December 20, 2000
-------------------------------
Richard A. Davis

           Signature              Title                                        Date
           ---------              -----                                        ----
/S/ STUART LANG                   Director                                December 20, 2000
-------------------------------
Stuart Lang

TIMOTHY C. RODELL*                Director                                December 20, 2000
-------------------------------
Timothy C. Rodell

/S/ RAY R. ROGERS                 Director                                December 20, 2000
-------------------------------
Ray R. Rogers


*/S/ RAY R. ROGERS
------------------
Ray R. Rogers, Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
  4.1      Form of Common Stock and Warrant Purchase Agreement(1)

  4.2      Form of Warrant to Purchase Common Stock(1)

  4.3      Form of Registration Rights Agreement(1)

  5.1      Opinion of Tonkon Torp LLP

 10.1*     Executive Separation and Employment Agreement

 23.1*     Consent of Deloitte & Touche LLP

 23.3      Consent of Tonkon Torp LLP.  See Exhibit 5.1

 24.1      Power of Attorney (included on signature page)
-------------------------------------------------------------------------------

*Previously filed.

(1) Incorporated herein by reference to the Company's Current Report on Form 8-K filed March 23, 2000